Exhibit 99.1



Report of Independent Auditors

To the Shareholders and Board of Trustees
Sage Life Investment Trust

We have audited the accompanying statements of net assets of Sage Life Investment Trust (comprising, respectively, the S&P 500 Equity Index Fund, EAFE Equity Index Fund, and Money Market Fund) (the "Funds") as of December 31, 1999, and the related statements of operations, statements of changes in net assets and financial highlights for the period then ended. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of December 31, 1999, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the above listed funds constituting Sage Life Investment Trust at December 31, 1999, and the results of their operations, changes in their net assets and their financial highlights for the period then ended, in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG LLP

February 4, 2000